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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

    CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 12, 2001
(Date of earliest event reported)

TENET HEALTHCARE CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada (State of incorporation)	1-7293 (Commission File Number)	95-2557091 (IRS Employer Identification No.)

3820 State Street
Santa Barbara, California 93105
(Address of principal executive offices, including zip code)

(805) 563-7000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

ITEM 5. Other Events.

    On October 11, 2001, Tenet Healthcare Corporation hosted an investor conference in Los Angeles. As announced in a press release distributed in advance of the conference, proceedings of the conference were available on a real-time basis over the web. A replay of the proceedings, including audio and video of the presentations, slides, and the question and answer periods will be available for the next 60 days on Tenet's website, www.Tenethealth.com.

    Some of the highlights of the presentations were as follows:

    Tenet reaffirmed earnings guidance previously disclosed in press releases or on earnings conference calls open to all investors via the web. Specifically, Tenet expects earnings per share from operations to grow at a rate in the mid-to-high teens each year for the next several years, and potentially higher in some years. The company believes that fiscal 2002 will be a year when growth is higher, and currently expects earnings per share from operations to grow at least 25% in its current fiscal year, compared to the $2.30 per share reported for fiscal 2001.

    Tenet expects growth in net operating revenue of at least 12% for fiscal 2002. Contributing to this growth is the expectation of strong managed care pricing trends through fiscal 2003. The company does not necessarily expect managed care pricing to weaken materially after fiscal 2003, it simply cannot predict at this time what managed care pricing trends will be beyond fiscal 2003.

    The company said that it would not adopt Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets," until its 2003 fiscal year, and that adoption would increase earnings per share by approximately 24 cents over and above growth that it would expect to generate from other sources.

    In discussing its financial policies, Tenet said that its long-term target for debt to EBITDA (earnings before interest, taxes, depreciation and amortization) was 2 times, which is within a range that Tenet believes would normally vary between 1.5 to 2.5 times. The ratio at August 31, 2001 was 1.87 times.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION
By:	/s/ STEPHEN D. FARBER Stephen D. Farber Senior Vice President and Treasurer

Date: October 12, 2001

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FORM 8-K
ITEM 5. Other Events.
SIGNATURE